CORPORATE CODE OF ETHICS AND CONDUCT

TABLE OF CONTENTS

I.

INTRODUCTION.................................................................................................	4

II.

BEHAVIOR .........................................................................................................	6

III.

INFORMATION...................................................................................................	7

IV.

GIFTS, FAVORS AND ENTERTAINMENT AND PURCHASING

PRACTICES .........................................................................................................	11

V.

SOLICITATIONS AND CONTRIBUTIONS......................................................	13

VI.

CONFLICTS OF INTEREST AND OUTSIDE EMPLOYMENT ......................	14

VII.

EQUAL EMPLOYMENT OPPORTUNITY/ AFFIRMATIVE ACTION .........	17

VIII.

COPYRIGHT AND PATENT INFRINGEMENT .............................................	17

IX.

ANTITRUST......................................................................................................	18

X.

CORPORATE OPPORTUNITIES ......................................................................	18

XI.

FAIR DEALING ..................................................................................................	19

XII.

INSIDER TRADING ...........................................................................................	19

XIII.

ENVIRONMENTAL MATTERS ........................................................................	19

XIV.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR

FINANCIAL OFFICERS .....................................................................................	20

XV.

COMPLIANCE...................................................................................................	21

I. INTRODUCTION

We at Emerging Vision, Inc. ("EVI") are committed to the highest standards of business conduct in our relationships with each other and with our customers, suppliers, shareholders and the communities that we serve. Building trust, respect and integrity into all that we do is everybody's business; our constituencies' loyalty and confidence depend upon our ability to incorporate ethical standards into our daily decisions, actions and interactions. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. EVI's Corporate Code of Ethics and Conduct (the "Code"), which has been approved by our Board of Directors, helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business.

The Code applies to EVI and all of its subsidiaries (together, the "Company"). Any reference to the Company in the Code includes EVI and all the subsidiary companies of EVI. All Company officers, employees (which for purposes of the Code includes all full-time, part-time, contract, and temporary employees) are required to abide by the Code, and all directors and independent contractors are required to abide by the Code to the extent that they are carrying out their duties with respect to the Company.

The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that, we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. Our business depends on the reputation of the Company and its employees for integrity and principled business conduct. Thus, in many instances, the policies referenced in the Code go beyond the requirements of the law.

The Company has adopted a set of core values. These core values are:

Customer Service

Each of our operating companies is dedicated to providing superior products and services to its customers at a fair price.

Integrity

Our strength and character as an organization begins with each of us as individuals. We are committed to honesty in our dealings with each other and our customers, trustworthiness in our conduct and responsibility in our word and our deeds.

Employees

We recognize that our employees are vital to our success. We will treat them with respect and dignity and support them in reaching their full potential.

Corporate Citizenship

We recognize our responsibility to assume leadership in making our community a better place to live for all citizens.

Shareholder Value

We recognize that in being a public corporation we are the guardians of our owners' investment. Consistent with the values above, we will strive to maximize the value of our owners' investment over time.

These core values should serve as a guide in conducting your business on behalf of the Company. In this regard, you should be especially alert and sensitive to situations that might compromise your credibility, integrity or relationship with our customers, suppliers, shareholders, communities that we serve or your fellow employees. In most cases, it is easy to apply our core values to business situations. Occasionally, however, you may feel uncomfortable or uncertain, in which case, feel free to discuss your questions with one or more of the following individuals: your supervisor, your Director of Human Resources, any attorney in the Legal Department of EVI (the “Legal Department), any member of the Audit Committee of the Board of Directors (the “Board”) of EVI (the “Audit Committee”), or EVI’s Compliance Officer(s) (the “Compliance Officer(s)”), as designated, from time to time, by the Board.

When uncertain about the "right thing to do," it might be useful to ask yourself these five questions:

1.	Safety – Would anyone's life, health or safety be potentially compromised by my action or inaction?

2.	Legal – Would any national, state, or local law, rule or regulation be broken by my action or inaction?

3.	Policy – Would my action or inaction violate any Company policy or approved practice?

4.	Pride – Would I be embarrassed if the full details of my actions or failure to act were made known to my boss, fellow employees, friends, family or to the public?

5.	Appearance – Might my intended action or inaction appear to be inappropriate, dishonest or reflect poorly on the Company in any way?

If you answer "yes" to any of these five questions, you should discuss the situation with an appropriate resource person, as described above. Our job is to help you make the best possible decision, to use our values wisely to build a stronger Company and to ensure that trust, respect and integrity are the foundation of all that we do.

The following pages describe how these core values apply to our daily decisions and work; naturally, this is not all-inclusive, but merely a framework for understanding and using our guiding principles.

II. BEHAVIOR

Conduct Supporting our Core Values

You must conduct yourself in ways that build customer confidence and the Company's credibility in the community. As members of the community, your conduct reflects on the Company. Any behavior that compromises customer and community confidence is unacceptable. Examples of such behavior include but are not limited to:

1.

Drinking of alcoholic beverages (other than as permitted at functions or events approved by the Company’s Chief Executive Officer (“CEO”)), possession or the unprescribed use or distribution of any controlled substance or illegal drug, or any other illegal act which occurs on work premises (including any non-Company site where you are performing work on behalf of the Company) or during your work hours (including meal breaks or rest periods) or which interferes with work performance.

2.	Dishonest acts, including stealing, lying, falsifying documents or taking property for unauthorized use.

3.	Misusing Company funds, including submitting false expense reports or purchasing items for personal use.

4.	Conducting, other than on an incidental and occasional basis, personal matters on work premises or on Company time.

5.	Gambling on Company property or on the job at any time.

6.

Displaying any violent behavior or threatening violence in the workplace or work site. Joking about violence or potential violence is not acceptable behavior. "Violence" is defined to include physically harming oneself or another, shoving, pushing, harassment, verbal or physical intimidation, coercion, brandishing weapons, and threats of violence. Other conduct or behavior may constitute violence when considered in the context of the surrounding circumstances.

7.	Unauthorized possession of firearms or other weapons on Company premises.

8.

Using, other than on an incidental and occasional basis, Company resources (including vehicles, tools, computer systems, telephones and photocopying facilities) for non-job-related purposes unless approved by the Company or approved in advance by your supervisor.

9.	Carelessness regarding Company property and equipment and failing to prevent waste, loss, misuse or theft.

10.	Failing to comply with occupational health and safety regulations, industry safety standards and Company accident prevention manuals.

11.	Failing to follow all laws relating to public health, safety and the environment.

12.

Soliciting, accepting, giving or offering improper payments (including money, services, goods or favors) of any kind to, from or for any person or organization for any reason whatsoever. A payment is improper if it creates a feeling of obligation or interferes with your exercise of good judgment in business decisions. Food that is intended to be consumed on the work premises is an example of what would normally be considered acceptable and, therefore, not an improper form of payment.

13.	Borrowing or having outstanding loans in amounts over $100 from fellow employees or asking another employee to co-sign or guarantee a promissory note. This does not apply to related employees.

14.

Using the Company's name, directly or indirectly, to endorse products or services or other firms or individuals that supply them, without the advance approval of an executive officer (as used in the Code, "executive officer" means any officer of EVI).

15.	Any other conduct that prevents you from being able to perform your assigned duties competently, safely, efficiently and impartially.

III. INFORMATION

In order to protect the privacy of our customers and provide them with outstanding service, you must manage the information for which you are responsible with care, precision and discretion. Accurate and reliable records are of critical importance to the Company in meeting legal, financial and management obligations. You must ensure the accuracy of all Company accounts, reports, bills, invoices, records and correspondence for which you are responsible. EVI is required to file various periodic reports with the Securities and Exchange Commission, and it is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all required periodic reports. No entry should be made on the books and records of the Company that intentionally hides or disguises the true nature of any transaction. At no time may unrecorded funds or assets of the Company be established or maintained. Only lawful payments under federal and state laws are authorized.

Company documents or information from Company records may not be released to anyone outside the Company without a valid business purpose and the written consent of an officer of EVI.

The Company has established internal control policies and procedures to protect Company assets, to ensure compliance with applicable laws and regulations and to produce financial records and reports that are accurate and reliable. We are all responsible for maintaining and complying with these controls including reporting suspected improper actions. If you suspect an improper action, full disclosure should be made to your Controller, your Chief Financial Officer, your President or CEO, the Compliance Officer(s) or any attorney in the Legal Department, any of whom should promptly notify the Compliance Officer(s). The Compliance Officer(s) will, as appropriate, notify the Audit Committee.

In addition, the Audit Committee has established procedures so that any employee of the Company may submit, on a confidential, anonymous basis if the employee so desires, any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters. You may express such concerns to the Audit Committee by setting forth your concerns in writing and forwarding them in a sealed envelope to the Chairman of the Audit Committee, in care of the EVI Corporate Secretary, and labeling the envelope: "To be opened by the Audit Committee only." If you would like to discuss any matter with the Audit Committee, you should indicate this in the submission and include a telephone number at which you might be contacted if it is deemed appropriate. Any such envelopes received by the EVI Corporate Secretary will be forwarded promptly to the Chairman of the Audit Committee. The Audit Committee will take any action that it deems appropriate in order to respond to a complaint or concern. These procedures are also set forth in an annex to the Charter of the Audit Committee, which is available on the Company's Internet website.

Protection and Proper Use of Company Assets

We each have a duty to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. We should take measures to prevent damage to, and theft or misuse of, Company property. When you leave the Company, all Company property must be returned to the Company. All Company assets should only be used as authorized by the Company.

The Company has all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, which directly relate to the Company's business (whether or not patentable or registrable under copyright or similar laws), which you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, while you are an employee of the Company. All original works of authorship which are made by you (solely or jointly with others) within the scope of, and during the period of, your employment with the Company, and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

Confidential Information

In the course of your employment, you may learn facts about the Company's business, plans, operations or "secrets of success" that are not known to the general public or to competitors. Sensitive information such as customer data, the terms offered or prices charged to particular customers, marketing or strategic plans, product specifications and production techniques are examples of the Company's confidential information or trade secrets. Confidential information includes all nonpublic information that might be of use to competitors, or be harmful to the Company or its customers, if disclosed. During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies or individuals, such as our customers, which the Company may be under an obligation to maintain as confidential. You must maintain the confidentiality of information entrusted to you by the Company or its customers, both during your employment and after you leave the Company, except when disclosure is authorized or legally mandated. If you are uncertain as to whether disclosure of information is permissible or required, you should consult with an officer of EVI, any attorney in the Legal Department, or the Compliance Officer(s), prior to disclosing the information.

You should take every practical step to preserve the confidentiality of such information, including:

•

Restrict access to computer systems and system control areas containing confidential information (for example, word processing, fax machines, central computer service areas and personal workstation computers).

•	Lock or otherwise secure offices, workrooms, file cabinets and other storage areas containing confidential information, and make certain that all documents are filed promptly.

•	Remove all confidential information from conference rooms after meetings.

•	Limit the distribution of documents that contain sensitive or confidential information.

•	Use paper shredders or Company-approved vendor shredding services, as appropriate.

Computer and Communication Resources

The Company's computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to you and the Company. It is extremely important that you take all necessary measures to secure your computer and any computer or voicemail passwords. If you have any reason to believe that your password or the security of a Company computer or communication resource has in any manner been compromised, you must change your password immediately and report the incident to the Company's Information Technology Department.

When you are using the Company's resources to send e-mail or voicemail or to access Internet services, you are acting as a representative of the Company. Any improper use of these resources could reflect poorly on the Company, damage its reputation and expose you and the Company to legal liability. Use of computer and communication resources must be consistent with all other Company policies, including those relating to harassment and privacy and copyright, trademark, trade secret and other intellectual property considerations. All of the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by Company employees to conduct the Company's business. All email, voicemail and files (including personal files) stored on Company computers are Company property. Even personal messages on the Company's e-mail and voicemail systems are Company property. You should therefore have no expectation of personal privacy in connection with these resources. The Company may, from time to time and at its sole discretion, review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy. Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost the Company in both productive time and money.

You should not use Company resources in a way that may be unlawful or disruptive or offensive to others. At all times when sending e-mail or transmitting any other message or file, you should not transmit comments, language, images or other files that you would be embarrassed to be seen by any person. Remember that your "private" e-mail messages are easily forwarded to a wide audience. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each employee having to sort and read through his or her own email.

In addition to the policies described above, the Company has established information technology policies. You are expected to comply with all such policies to the extent applicable, but in the event of a conflict between any such policy and the Code, the Code prevails. Copies of these policies are available from the Company’s Information Technology Department or any of the Compliance Officers.

Record Retention

The Company is committed to compliance with all applicable laws governing the preservation of records. The applicable records retention policies of EVI provide guidance in this regard, and must be followed by all employees. If you learn of a subpoena or pending, imminent or contemplated litigation or a government investigation, you should immediately contact the appropriate Compliance Officer or any attorney in the Legal Department (who shall then contact the appropriate Compliance Officer(s)). You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised how to proceed. You must not destroy any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. Any questions regarding whether a particular record pertains to a pending, imminent or contemplated investigation or litigation or may be responsive to a subpoena or how to preserve particular types of records should be directed to the appropriate Compliance Officer(s).

IV. GIFTS, FAVORS AND ENTERTAINMENT AND PURCHASING PRACTICES

Materials and services will be acquired on behalf of the Company on a fair and impartial basis and purchasing decisions will be made on the basis of quality, reasonable prices and service, and in compliance with purchasing practices. Any type of gift, favor or entertainment is improper and unacceptable if it creates a feeling of obligation or interferes with the recipient's exercise of good judgment in business decisions, or creates an express or implied understanding that the recipient is in any way obligated by acceptance of the gift.

Company policy, the U.S. Foreign Corrupt Practices Act (the "FCPA"), and the laws of many other countries prohibit the Company and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. You must comply with the FCPA.

Gifts, Favors and Entertainment

Many companies use gifts, favors and entertainment to express their appreciation to those with whom they do business. The Company recognizes that this practice exists, but cautions you against soliciting or receiving any benefit that might in any way create a feeling of obligation or interfere with your exercise of good judgment in business decisions or the value of which is not reasonable under the circumstances.

The following are considered improper:

1.

Gifts, favors and entertainment received as an employee from a current, past or potential supplier, vendor or other person on a frequent basis or where the value exceeds a reasonable amount under the circumstances.

2.	Cash or monetary payment from a current, past or potential supplier, vendor or other person.

3.	Goods or services purchased at significantly reduced prices not available to the general public on a frequent basis or where the value exceeds a reasonable amount under the circumstances.

The following are generally considered acceptable:

1.

Entertainment, invitations to social events, working luncheons, and other business-related events that are in good taste, provided in moderation as part of the normal business practice and reasonable in value under the circumstances.

2.	Advertising or sales promotion items of nominal value that carry a company name or trademark. Such items include pens, pencils, note pads, key chains and calendars.

3.	Reasonable food items, such as snacks offered as a gesture of hospitality, even if on a regular basis.

4.	Discounts or rebates on goods or services that do not exceed those available to the general public or which are provided under a Company-sponsored program.

5.

Gifts, favors or entertainment related to generally recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday, and that are reasonable in value under the circumstances.

Purchasing Practices

Employees, including those who work in areas such as marketing, sales, engineering, purchasing and contract administration, regularly come in contact with suppliers, contractors or customers selling goods and services to the Company. These employees, in particular, and those who supervise them, must exercise caution to ensure that acceptable purchasing practices are followed. These include:

1.

Promote positive supplier relationships through fair dealing and impartiality and avoid any appearance of favoritism or special consideration (other than through a formally structured business alliance approved by EVI.

2.	Avoid potential conflicts between personal and business interests.

3.

Do not solicit or accept for yourself (or any other person) money, loans, credit, gifts, favors or entertainment in order to obtain or retain business, realize higher or lower prices or obtain any other benefit for the Company.

4.	Consider all possible consequences, including public perception, when handling confidential or nonpublic information regarding purchasing.

5.

Refrain from suggesting or implying to any supplier, contractor or customer that purchases or sales by the Company are dependent upon purchases or sales from the Company by the supplier, contractor or customer.

6.	Obey applicable federal, state and local laws governing purchasing practices.

V. SOLICITATIONS AND CONTRIBUTIONS

Solicitations

Soliciting contributions can be uncomfortable and disruptive to work environments. Generally, during working hours, you should not solicit fellow employees for any cause or organization other than Company-sponsored or approved events. Any such solicitations should not interfere with the effective, efficient discharge of duties by you or others.

Customary sales of items on behalf of community nonprofit organizations (such as food items for the Girl Scouts, etc.) may be conducted as long as you are respectful of your fellow employees who do not wish to participate in the sale and any such sales do not interfere with the effective, efficient discharge of duties by you or others.

If you wish to circulate solicitations for community groups, including posting information on Company bulletin boards, you should obtain the approval of your Director of Human Resources.

Charitable Contributions

The Company provides financial support, services and materials for social welfare, health, education, community, cultural and other programs.

The Company encourages you to contribute your time and money to community, religious or charitable organizations. Such contributions are made voluntarily and privately and in no way indicate the Company's approval or disapproval of the particular organization.

Political Contributions and Endorsements

While you may get involved in political activities, including making political contributions to your chosen candidates, causes or political action committees, it is against Company policy to reimburse you for any such personal contribution. Officers of EVI should act with extra sensitivity with respect to any involvement with a candidate for public office so as to avoid the appearance of an endorsement of such candidate by the Company. If there are questions as to whether any situations might constitute an appearance of endorsement by the Company, you should feel free to discuss them with the Compliance Officer(s).

VI. CONFLICTS OF INTEREST AND OUTSIDE EMPLOYMENT

You are expected to dedicate your best efforts to Company business and to make decisions that affect the Company based on the Company's best interests, independent of outside influences. A conflict of interest occurs when your private interests interfere, or even appear to interfere, in any way with the interests of the Company as a whole. A conflict situation can arise when you take actions or have interests that make it difficult, or appear to make it difficult, for you to perform your Company work objectively and effectively. You should never act in a manner that could cause you to lose your independence and objectivity or that could adversely affect the confidence in the integrity of the Company of our customers, suppliers, shareholders, fellow employees or the communities that we serve. Your obligation to conduct the Company's business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. If a conflict situation arises, you must disclose your specific situation to your supervisor to assess the nature and extent of any concern and how it can be resolved. In appropriate circumstances, the supervisor will contact the appropriate Compliance Officer with respect to the situation. In some instances, any risk to the Company's interests is sufficiently remote that you may only be reminded to guard against inadvertently disclosing the Company's confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

Where a conflict of interest affects Company directors or executive officers, they must make full disclosure of all facts and circumstances to the Compliance Officer(s) or the Chairman of the Audit Committee, and whom shall have the responsibility of informing and seeking the advance approval of the Audit Committee or the Chairman of the Audit Committee (or in the absence of the Chairman of the Audit Committee, any member of the Audit Committee that he or she designates for this purpose). Any such approval made by the Chairman of the Audit Committee or his or her designee shall be reviewed by the Audit Committee at its next regularly scheduled meeting. Although we cannot list every conceivable conflict, the following are some common examples:

Improper Personal Benefits from the Company

Conflicts of interest arise when you or an immediate family member receives improper personal benefits from the Company as a result of your position in the Company. For purposes of the Code, the term "immediate family member" includes your spouse or significant other, parents (and stepparents), grandparents, children (and stepchildren), siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, including in each case any adoptive relationships, and anyone who shares your home. Neither you nor any immediate family member may accept any benefit from the Company that has not been duly authorized and approved under Company policy and procedure.

Business Arrangements with the Company

Without prior approval from the Audit Committee, President and CEO, neither you nor an immediate family member may participate in a joint venture, partnership or other business arrangement with the Company. Company directors and executive officers must obtain the prior approval of the Audit Committee or the Chairman of the Audit Committee (or his or her designee).

Outside Employment Generally

Employees shall not engage in any outside employment or business activity that compromises the Company's interests, affects the employee's job performance at the Company or subjects the Company to criticism.

Officer or Director of Outside Business

The Company does not have a policy limiting the number of boards of directors upon which a Company director or employee may sit, provided that sitting on another board should not impair such director's or employee's ability to donate sufficient time to carry out his or her duties with respect to the Company.

Financial Interests in Competitors

Extra sensitivity is required when you or an immediate family member has an ownership interest in an enterprise that competes with the Company. Without approval from the Audit Committee after full disclosure of all material terms, neither you nor an immediate family member may own a material interest in an enterprise that competes with the Company. The determination of what constitutes a "material interest" for purposes of the Code involves consideration of all relevant facts and circumstances. In most cases, a ten percent (10%) or greater interest would create a presumption of a material interest, while in other cases a lesser percentage interest could also be deemed a material interest. In the case of Company directors and executive officers, advance approval of the Audit Committee must be obtained, and any material modification or change in circumstances must be further approved by the Audit Committee.

However, it is not typically considered a conflict of interest to have investments of less than 1% of the outstanding securities of competitors that are listed on a national or international securities exchange.

Outside Employment or Activities With a Competitor

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests. You may not market products or services in competition with the Company's current or potential business activities. It is your responsibility to obtain approval from the Company’s CEO after full disclosure of all material terms for any planned activity that might compete with any of the Company's business activities before you pursue the activity in question. In the case of Company directors and executive officers advance approval of the Audit Committee must be obtained, and any material modification or change in circumstances must be further approved by the Audit Committee.

Employment With or Financial Interests in a Customer or Supplier

Unless you have obtained approval from the Company’s CEO after full disclosure of all material terms, you may not be (i) a customer of the Company, (ii) employed by, serve as a director of or represent a customer of the Company, (iii) a supplier to the Company or (iv) employed by, serve as a director of or represent a supplier to the Company. In addition, neither you nor your immediate family members may own a material interest in a customer or supplier of the Company without approval from the Audit Committee after full disclosure of all material terms. In the case of Company directors and executive officers, advance approval of the Audit Committee must be obtained for any activity described in this paragraph, and any material modification or change in circumstances must be further approved by the Audit Committee. However, it is not typically considered a conflict of interest to have investments of less than 1% of the outstanding securities of customers or suppliers that are listed on a national or international securities exchange.

Immediate Family Members Working for Customers, Suppliers or Competitors

You may find yourself in a situation where an immediate family member is a customer, supplier or competitor of the Company or is employed by, serves as a director of, or represents one, or is involved in a planned activity that might compete with any of the Company’s business activities. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest and you should guard against inadvertently disclosing the Company's confidential information. In the case of Company directors and executive officers, advance approval of the Audit Committee must be obtained, and any material modification or change in circumstances must be further approved by the Audit Committee.

Community Service

The Company makes every effort to be a good corporate citizen in each of the communities that it serves and encourages you to do likewise. Executive officers are expected to participate in community organizations and activities. You may not, however, use your position with the Company to force participation of fellow employees in community organizations and activities. Community involvement is voluntary and you must not allow your community service efforts to interfere with the effective, efficient discharge of duties by you or others.

Political Activity

The Company supports your efforts to contribute to the development of our community by serving in public office. Employees engaging in political activities must, however, do so on their own time as private citizens, not as Company representatives. You should not use any Company resources in carrying out your political activities.

You must neither indicate nor imply that any political endorsement or donation was made with the approval of the Company. Neither the Company's name, address, or telephone number may be used in mailing political material or political advertisements.

VII. EQUAL EMPLOYMENT OPPORTUNITY/ AFFIRMATIVE ACTION

The Company is committed to equal employment opportunity (“EEO”) and affirmative action to attract quality personnel and to assure the fair and equal treatment of all employees. You are expected at all times to behave in ways that foster diversity, value differences in the workplace and support our EEO policy. Discrimination in employment because of race, religion, color, sex, age, national origin, ancestry, marital status, arrest and court record, disability, gender, veteran status, sexual orientation or other grounds protected under the applicable state or federal EEO laws and regulations is prohibited. Exceptions include where sex, age or physical condition is a bona fide occupational qualification for a particular job, where reasonable accommodation of a handicapped person cannot be made or where a court conviction bears a rational relationship to a particular job.

VIII. COPYRIGHT AND PATENT INFRINGEMENT

It is against the law to make copies of the legally protected work of others or to use their work without permission. Items protected by copyright law include most publications, computer software, video and audio tapes and certain computer data bases. Patent laws give an inventor exclusive rights to make, use and sell the patented invention. Copying or using copyrighted or patented materials without the owner's consent is prohibited by Company policy. You must be sensitive to the property rights of others. Copyright laws do, however, permit limited "fair use" of protected works.

When is copying fair use?

1.	Making a summary of the work and including it in Company publications or reports together with brief quotations.

2.	Occasional copying of part of an article or book (but not extensive or regular copying of an outside publication to reduce subscription costs and broaden internal distribution).

3.	Making a copy of a licensed computer program for records storage or back-up copy.

The following activities are prohibited under copyright laws:

1.	Using any software in violation of the terms of the license for that software.

2.	Making copies of software supplied on an office computer for use on another office computer or on a computer outside the office unless authorized by the Company.

The Company has certain licenses that permit photocopying of certain materials for business purposes. If you have any questions about whether you are allowed to photocopy a publication, check with any attorney in the Legal Department or the Compliance Officer(s).

IX. ANTITRUST

You must comply with antitrust and related laws designed to prevent price fixing, bid rigging and similar unfair competitive practices. Activities that limit competition, restrict trade or otherwise dominate a market may violate federal or state antitrust laws. Violations of antitrust laws can expose the Company and its employees to criminal penalties, large fines and civil lawsuits that could limit the Company's ability to carry on its business.

You should consult any attorney in the Legal Department or the Compliance Officer(s) for advice about any activity that could lead to a problem under the antitrust laws.

X. CORPORATE OPPORTUNITIES

We owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You may not use Company property, information or position for personal gain, nor may you compete with the Company.

If you learn of a business or investment opportunity through the use of Company property or information or your position at the Company, you may not participate in the opportunity or make the investment without the prior approval of the Audit Committee after full disclosure of all material terms for any planned activities. Company executive officers must obtain advance approval of the Audit Committee. Such an opportunity should be considered an investment opportunity for the Company in the first instance. Directors' duties with respect to corporate opportunities are somewhat different. A director who wishes to participate in a business opportunity that reasonably relates to EVI's business should disclose the opportunity to the Board. If the Board determines that the Company does not have an actual or expected interest in the opportunity, then the director may participate in the opportunity, provided that the director has not wrongfully utilized the Company's resources in order to acquire the opportunity.

XI. FAIR DEALING

The Company depends on its reputation for quality, service and integrity. The way we deal with our customers, competitors, suppliers and fellow employees molds our reputation, builds long-term trust and ultimately determines our success. You should endeavor to deal fairly with the Company's customers, suppliers, competitors and fellow employees. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

XII. INSIDER TRADING

You are prohibited by Company policy and the law from buying or selling EVI Common Stock or other securities of the Company at a time when you are in possession of material nonpublic information, conduct known as “insider trading.” Passing such information on to someone who may buy or sell securities – known as "tipping" – is also illegal. Information is "material" if there is a substantial likelihood that a reasonable investor would find the information important in determining whether to buy or sell the security. Information is considered to be nonpublic unless it has been publicly disclosed and adequate time has passed for the securities markets to digest the information.

XIII. ENVIRONMENTAL MATTERS

The Company has extensive and well-established environmental policies. You are expected to comply with all such policies, copies of which are available from your supervisor or any of the Compliance Officers(s).

XIV. CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR

FINANCIAL OFFICER

This Section of the Code sets forth the Company's Code of Ethics for the Chief Executive Officer and Senior Financial Officers, and is applicable only to the CEO of the Company, and the Controller, Chief Financial Officer and the Treasurer of EVI (together, "Senior Officers"). This section sets forth specific additional policies to guide the Company's Senior Officers in the performance of their duties. As Senior Officers, you perform a task that is critical to the Company. This section is designed to assist you in that task.

Compliance with Laws, Rules and Regulations

As Senior Officers, you must not only comply with applicable laws, rules, and regulations, you also have leadership responsibilities with respect to demonstrating high ethical standards and commitment to compliance, fostering a work environment that encourages employees to raise concerns and promptly addressing employee compliance concerns identified to you.

Disclosures in Periodic Reports and Other Public Communications

As a public Company, EVI is required to file various periodic reports with the Securities and Exchange Commission. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in the reports and documents that it files with or submits to the Securities and Exchange Commission and in other public communications made by the Company. The Company's Senior Officers are expected to use their best efforts to perform their duties in a manner intended to implement this policy.

Conflicts

As Senior Officers, you are to act in an honest and ethical manner, and to handle in an ethical manner any actual or apparent conflicts of interest between personal and professional relationships. You must ethically handle conflicts of interest and disclose to an appropriate person or persons identified in the Code any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

Reporting Violations and Discipline

Potential or suspected violations of the Code for the Chief Executive Officer and Senior Financial Officers should be immediately reported to the EVI Chairman, President and CEO and the Audit Committee.

Any violations of the Code for the Chief Executive Officer and Senior Financial Officers shall be subject to discipline as provided in Section XV hereof.

XV. COMPLIANCE

Seeking Guidance

While each of us is individually responsible for putting the Code to work, we need not go it alone. The Company has a number of resources, people and processes in place to answer your questions and guide you through difficult decisions. If you have questions regarding any of the policies discussed in the Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, one of the Compliance Officers or any of the other resources identified in the Code.

Reporting Violations

All potential or suspected violations of applicable laws, regulations, the Code or the Company's related policies should be reported immediately to your supervisor, any attorney in the Legal Department, the Compliance Officer(s) or any member of the Audit Committee. The person contacted should promptly bring the potential or suspected violation of the Code to the attention of the Compliance Officer(s) who, in turn, will bring the matter to the attention of the Audit Committee. No one will be subject to retaliation because of a good faith report of suspected misconduct.

All reported potential and suspected violations will be appropriately investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with the Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. All employees should cooperate fully in the investigation of any suspected non-compliance with the Code. Company employees who violate the Code and other Company policies and procedures may be subject to disciplinary actions, up to and including termination.

Waivers of the Code

The Company may waive application of the policies set forth in the Code only where circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Waivers of the Code may be made only by an Compliance Officer, except that waivers of the Code for executive officers and members of the Board may be obtained only from the Board as a whole or the Audit Committee, and waivers of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers may be obtained only from the Audit Committee. Any waivers of the Code will be disclosed promptly to the Chief Financial Officer of EVI. The Company will disclose promptly any waivers that are required to be disclosed by applicable law, regulation or listing standard, and will promptly disclose any amendment to the Code of Ethics for the Chief Executive Officer and Senior Financial Officers as required under any applicable law, rule or regulation.

No Rights Created

The Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company's business. It is not intended to and does not create any rights in you or in any director, officer, employee, client, supplier, competitor, shareholder or any other person or entity.

The Code does not, in any way, constitute an employment contract or an assurance of continued employment. As employees of the Company, we are employed at-will except when we are covered by an express written employment agreement. This means that you may choose to resign your employment at any time, for any reason or for no reason at all. Similarly, the Company may choose to terminate your employment at any time, for any legal reason or for no reason at all, but not for an unlawful reason.